Exhibit 99.1

UroGen Pharma Announces $75 Million of Non-Dilutive Funding from RTW Investments

•

RTW Investments, LP will provide UroGen with an upfront cash payment of $75 million and will receive tiered future payments based on worldwide annual net product sales of Jelmyto® and UGN-102, if approved

•	Strategic funding partnership with RTW Investments, LP enables UroGen to further support the ongoing commercial launch of Jelmyto and advance clinical development of UGN-102

PRINCETON, N.J., March 18, 2021 - UroGen Pharma Ltd. (Nasdaq: URGN), a biopharmaceutical company dedicated to building and commercializing novel solutions that treat specialty cancers and urologic diseases, today announced that the Company has entered into a strategic funding agreement with RTW Investments, LP and its affiliated entities (“RTW”).

Under the terms of the agreement, subject to customary closing conditions, UroGen will receive $75 million in upfront cash from RTW in return for tiered, future cash payments based on aggregate worldwide annual net product sales of Jelmyto® (mitomycin) for pyelocalyceal solution as well as UGN-102, if approved. In exchange for the $75 million upfront payment, RTW will receive tiered, future cash payments on worldwide annual net product sales of Jelmyto ranging from high to low single digits based on certain annual sales thresholds, subject to upward adjustment if certain annual sales and regulatory milestones are not met. RTW will also receive tiered, future cash payments on worldwide annual net product sales of UGN-102, if approved, in the low single digits based on certain annual sales thresholds.

The future payments on both Jelmyto and UGN-102 will terminate following the date that RTW has received an aggregate amount pursuant to such payments of $300 million.

“UroGen’s RTGel™ platform has demonstrated the ability to overcome historical treatment barriers, work with anatomical complexity and thus unlock new therapeutic potential, including those conditions targeted by Jelmyto and UGN-102,” said Brad Sitko, Managing Director of Strategic Finance, RTW Investments, LP. “We are proud to partner with the UroGen management team and look forward to supporting the Company’s goal of building a leading uro-oncology company.”

“This important non-dilutive transaction provides a clear path to fund the ongoing launch of Jelmyto and to advance our UGN-102 program, including the ongoing Phase 3 ATLAS study,” said Molly Henderson, Chief Financial Officer of UroGen Pharma. “We are proud to partner with RTW, a leading, research-driven healthcare investor, allowing us to access capital that is aligned with our vision and invest further in our mission of developing treatments for patients with urologic and specialty cancers.”

Cowen acted as financial advisor to UroGen on the transaction. Cooley acted as legal advisor to UroGen. Gibson Dunn acted as legal advisor to RTW.

About UroGen Pharma Ltd.

UroGen is a biopharmaceutical company dedicated to building novel solutions that treat specialty cancers and urologic diseases because patients deserve better options. UroGen has developed

RTGelTM reverse-thermal hydrogel, a proprietary sustained release, hydrogel-based platform technology that has the potential to improve therapeutic profiles of existing drugs. UroGen’s sustained release technology is designed to enable longer exposure of the urinary tract tissue to medications, making local therapy a potentially more effective treatment option. UroGen’s first commercial product, and investigational treatment UGN-102 (mitomycin) for intravesical solution for patients with low-grade non-muscle invasive bladder cancer, are designed to ablate tumors by non-surgical means. UroGen is headquartered in Princeton, NJ with operations in Israel. Visit www.urogen.com to learn more or follow us on Twitter, @UroGenPharma.

About RTW Investments, LP

RTW Investments, LP (RTW) is a New York-based, global, full life-cycle investment firm that focuses on identifying transformational and disruptive innovations in biopharmaceutical and medical technologies. As a leading partner of industry and academia, RTW combines deep scientific expertise with a solution-oriented investment approach to support emerging medical therapies and the companies and/or academics developing them.

For further information about RTW, please visit www.RTWfunds.com.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the closing of the RTW transaction; the investment of the proceeds from the RTW transaction; and the potential of UroGen’s proprietary RTGel technology platform to improve therapeutic profiles of existing drugs. These statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: the timing and success of clinical trials and potential safety and other complications thereof; the ability to obtain regulatory approval within the timeframe expected, or at all; the ability to maintain regulatory approval; complications associated with commercialization activities, including complications resulting from the ongoing COVID-19 pandemic; the labeling for any approved product; the scope, progress and expansion of developing and commercializing UroGen’s product candidates; the size and growth of the market(s) therefor and the rate and degree of market acceptance thereof vis-à-vis alternative therapies; UroGen’s ability to attract or retain key management, members of the board of directors and personnel; and any negative effects on UroGen’s business, commercialization and product development plans caused by or associated with COVID-19. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section of UroGen’s Form 10-Q filed with the SEC on November 9, 2020, and other filings that UroGen makes with the SEC from time to time (which are available at http://www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and UroGen’s actual results could differ materially and adversely from those anticipated or implied thereby. Any forward-looking statements speak only as of the date of this press release and are based on information available to UroGen as of the date of this release.

INVESTOR CONTACT:

Sara Blum Sherman

Head of Investor Relations

investors@urogen.com

609-467-4975

MEDIA CONTACT:

Eric Van Zanten

Senior Director, Communications

Eric.VanZanten@urogen.com

610-529-6219

Source: UroGen Pharma Ltd.